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                                                              Exhibit 4(b)(ii).1
                               FRAMEWORK CONTRACT

                                       FOR

                           THE SUPPLY AND PROCUREMENT

                                       OF

                           SERVICES AND COMPLEMENTARY
                                    EQUIPMENT

EuroTel Bratislava, a.s.                                            CONFIDENTIAL
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List of contents:

1.   SECTION...................................................................5

   1.1    DEFINITIONS..........................................................5
     1.1.1     Contract........................................................5
     1.1.2     Effective Date..................................................5
     1.1.3     System..........................................................5
     1.1.4     Contract Price..................................................5
     1.1.5     Goods...........................................................5
     1.1.6     Software........................................................5
     1.1.7     Services........................................................5
     1.1.8     Complementary Equipment.........................................6
     1.1.9     Purchaser.......................................................6
     1.1.10    Supplier........................................................6
     1.1.11    Sub supplier....................................................6
     1.1.12    Technical Documentation.........................................6
     1.1.13    Ready for Acceptance............................................6
     1.1.14    Standalone Acceptance...........................................6
     1.1.15    Final Acceptance................................................6
     1.1.16    Site............................................................7
     1.1.17    Purchase Order..................................................7
     1.1.18    Installation....................................................7
     1.1.19    Progress Report.................................................7
     1.1.20    Test Acceptance Period..........................................7
   1.2    SCOPE OF THE CONTRACT................................................7
     1.2.1     Purpose of the Contract.........................................7
     1.2.2     Appendices and Order of Priority................................7
     1.2.3     The Supplier's Scope of Supply..................................8
     1.2.4     The Purchaser's Obligations.....................................8

2.   SECTION...................................................................8

   2.1    USE OF CONTRACT DOCUMENTS AND INFORMATION............................8
   2.2    PUBLICITY............................................................9
   2.3    PATENT RIGHTS........................................................9
     2.3.1     Ownership.......................................................9
     2.3.2     Indemnification.................................................9
   2.4    PACKING.............................................................10
     2.4.1     Damage Prevention..............................................10
     2.4.2     Liability......................................................10
     2.4.3     Bar Coding.....................................................10
   2.5    DELIVERY AND DOCUMENTS..............................................10
     2.5.1     Delivery Terms.................................................10
     2.5.2     Order Acknowledgment...........................................10
     2.5.3     Notification to Purchaser......................................10
     2.5.4     Payment Documentation..........................................10
     2.5.5     Insurance......................................................11
     2.5.6     Insurance Amount...............................................11
     2.5.7     Enclosures.....................................................11
     2.5.8     Manuals........................................................11
     2.5.9     Inspection on Arrival..........................................11
   2.6    SPARE PARTS.........................................................11
     2.6.1     Price List.....................................................11
     2.6.2     Deliverability.................................................11
   2.7    OTHER SERVICES......................................................12
     2.7.1     Installation...................................................12
     2.7.2     Training.......................................................12

3.   SECTION..................................................................12

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   3.1    ORDERING PROCEDURE..................................................12
     3.1.1     Purchase Order.................................................12
     3.1.2     Change Orders..................................................13
   3.2    PAYMENT AND PRICES..................................................13
     3.2.1     Request for Payment............................................13
     3.2.2     Timing of Payments.............................................13
     3.2.3     Currency.......................................................13
     3.2.4     Prices.........................................................13
     3.2.5     Competitive pricing............................................14

4.   SECTION..................................................................14

   4.1    STANDARDS AND TESTS.................................................14
     4.1.1     Standards......................................................14
     4.1.2     Quality........................................................14
     4.1.3     Factory test...................................................14
   4.2    ACCEPTANCE OF GOODS AND SOFTWARE....................................15
     4.2.1     Acceptance of Purchase Order...................................15
   4.3    POST SALE WARRANTY AND GUARANTEE SUPPORT............................16
     4.3.1     Hardware Warranty..............................................16
     4.3.2     Software Warranty..............................................16
     4.3.3     Interfaces.....................................................16
     4.3.4     Future Supplies................................................16
   4.4    SOFTWARE LICENSE....................................................17
   4.5    SUPPLIER YEAR 2000 WARRANTY.........................................18
   4.6    LIQUIDATED DAMAGES..................................................18
     4.6.1     Delays in Supplier's Performance...............................18
     4.6.2     Failure to Deliver.............................................18

5.   SECTION..................................................................18

   5.1    PERFORMANCE.........................................................18
     5.1.1     Unexpected Events..............................................18
     5.1.2     Access.........................................................19
     5.1.3     Quality Management.............................................19
     5.1.4     Written Progress Report........................................19
     5.1.5     Site Visits....................................................19
   5.2    RESPONSIBILITY FOR THE GOODS, SOFTWARE AND COMPLEMENTARY EQUIPMENT..19
     5.2.1     Title..........................................................19
     5.2.2     Risk of Loss or Damage.........................................19
     5.2.3     Purchasers Negligence..........................................19

6.   SECTION..................................................................20

   6.1    COVENANT TO EMPLOY..................................................20
   6.2    FORCE MAJEURE.......................................................20
     6.2.1     Grounds for Relief.............................................20
     6.2.2     Resolution.....................................................20
     6.2.3     Confirmation...................................................21
   6.3    TERM AND TERMINATION................................................21
     6.3.1     Term of the Contract...........................................21
     6.3.2     Termination for Convenience....................................21
     6.3.3     Termination for Default........................................21
     6.3.4     Termination for Insolvency.....................................21
     6.3.5     Suppliers Obligations..........................................21
     6.3.6     Purchaser's Obligations........................................22
     6.3.7     Purchaser's Recourse...........................................22
   6.4    GENERAL PROVISIONS..................................................22
     6.4.1     Licenses, Permits, etc.........................................22
     6.4.2     Purchaser Assistance...........................................22
     6.4.3     Taxes and Duties of a Foreign Supplier.........................22
     6.4.4     Temporary Imported Equipment...................................22
     6.4.5     Corruption.....................................................23
     6.4.6     Survival of Provisions.........................................23

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     6.4.7     Waiver.........................................................23
     6.4.8     Notices........................................................23
     6.4.9     Entire Agreement...............................................24
     6.4.10    Export Regulations.............................................24
     6.4.11    Assignment.....................................................24
     6.4.12    Subcontracts...................................................24
     6.4.13    Exclusions.....................................................24
     6.4.14    Exclusion of Indirect and Consequential Damages................24
   6.5    APPLICABLE LAW......................................................25
     6.5.1     Applicable Law.................................................25
   6.6    RESOLUTION OF LEGAL DISPUTES........................................25
     6.6.1     Informal Negotiation...........................................25
     6.6.2     Arbitration....................................................25
     6.6.3     Binding Arbitration............................................25
     6.6.4     Language.......................................................25
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This Framework Contract for the Supply and Procurement of Services and
Complementary Equipment is made and entered into by and between

                            EuroTel Bratislava, a.s.,
                 Karpatska 8, 81105 Bratislava, Slovak Republic
  Bank account 2622021710 held in Tatra Banka, Stefanikova 17, 81104 Bratislava
                                 Represented by:
                         Mr. Jozef Barta - CEO/Procurist
                         Mr. Thomas Cancro-CFO/Procurist

                    (hereinafter referred to as "Purchaser").

                                       and

                         Comverse Network Systems Ltd.,
                        29 Habarzel St. Tel Aviv, Israel
   Bank Account 109527 held in Bank Hapoalim, Hame'asfim Branch (510) Tel-Aviv
                          Israel, swift code Poalilit
                                 Represented by:
                     Mr.Sharon David - CEE Regional Director
                        Mr. Tiran Akler - Account Manager

                    (hereinafter referred to as "Supplier") ,

 Purchaser and Supplier are hereinafter called the "Party" or collectively the
                                   "Parties".

EuroTel Bratislava, a.s.                                            CONFIDENTIAL
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1. SECTION

1.1 Definitions

In this contract the following terms shall be interpreted as follows, unless the context would obviously require another interpretation:

1.1.1 Contract

"Contract" means the framework contract entered into by and between the Purchaser and the Supplier on even date hereof for the supply and procurement of Goods, Software, training, installation, commissioning and other services as well as Complementary Equipment, including all attachments and appendices hereto and all documents incorporated by reference therein.

1.1.2 Effective Date

"Effective Date" shall mean the date upon which both parties have signed the Contract.

1.1.3 System

"System" means the Voice Mail System operated by the Purchaser and includes and is limited to all VMS Hardware, Software and Complementary Equipment being delivered by the Supplier.

1.1.4 Contract Price

"Contract Price" means the price payable by the Purchaser to the Supplier under any purchase order under the Contract for the full and proper performance of its contractual obligations.

1.1.5 Goods

"Goods" means all of the equipment, or units, machinery inclusive of all accessories, materials, spare parts, written documentation and any other tangible items delivered by the Supplier under this Contract.

1.1.6 Software

"Software" means all the machine-executable object code versions of the user-loadable computer programs which control the operation of the Goods and Complementary Equipment as well as the System that are supplied by the Supplier under this Contract, the microcode (firmware) embedded in the Goods and Complementary Equipment, any update or revision of the programs or microcode delivered to the Purchaser under this Contract or any related maintenance agreement, any copies of the aforementioned items and software related user documentation.

1.1.7 Services

"Services" means all for planning and design work for the Purchaser; supervisory activities, installation, testing, placing into operation of the Goods, Software, Complementary Equipment and System; training, consultations, approvals, after sales services that the Supplier is obliged to provide or carry out under this Contract.

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1.1.8 Complementary Equipment

"Complementary Equipment" means all of the equipment, or units, machinery inclusive of all accessories, materials, spare parts, written documentation, special tools required for Installation and maintenance of the System delivered by the Supplier.

1.1.9 Purchaser

"Purchaser" means EuroTel Bratislava, a.s.

1.1.10 Supplier

"Supplier" means Comverse Network Systems Ltd.

1.1.11 Sub supplier

"Sub supplier" means any corporate body or corporation with whom the Supplier concludes subcontract(s) for any part of the Services or for the implementation of any part of the Contract.

1.1.12 Technical Documentation

"Technical Documentation" means all the technical documents that the Supplier shall deliver to the Purchaser. The Technical Documentation shall thoroughly describe the implementation process. The Technical Documentation shall reasonably describe the operation of the System and shall, to the extent relevant, include the following:

-     a descriptive section to outline the operation of the System in general;
-     manuals to facilitate the day-to-day operation of the System;
- documents related to equipment and Sites /i.e. equipment layouts, connection layouts, cabling, networks, construction plans, etc./;
- detailed and possible multi-leveled software description based on the documentation prepared by the manufacturer, including a detailed description of software commands;
-     documents describing System design and dimensions;
-     installation documents;
-     implementation documentation.

For the avoidance of doubt it is recorded that the Technical Documentation does not include documentation in respect of the source code to the Software.

All technical documentation shall be in English language.

1.1.13 Ready for Acceptance

Upon installation of the Goods, the Supplier shall notify the Purchaser in writing that the Goods are Ready for Acceptance.

1.1.14 Standalone Acceptance

The Goods, Software and Complementary Equipment are "Standalone Accepted" when all standalone acceptance tests are completed and satisfactory. Such tests will determine whether the System meets all the technical requirements guaranteed by the Supplier under this Contract.

1.1.15 Final Acceptance

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i/ "Final Acceptance" means, that the Goods, Software and Complementary
Equipment are fully ready for commercial operation and all acceptance tests (standalone and integration tests towards Purchaser's network entities) are completed and satisfactory. Such tests will determine whether the System meets all the technical requirements guaranteed by the Supplier under this Contract.

ii/ The Goods, Software and Complementary Equipment will be deemed to have been finally accepted if they are put into commercial use. This will not relieve supplier of his obligations as described in 1.1.14 i/.

iii/ The date of Final Acceptance will be documented by parties in a Final Acceptance certificate.

1.1.16 Site

"Site" shall mean each physical location in the Slovak Republic where Goods and Software will be installed.

1.1.17 Purchase Order

"Purchase Order" means the purchase order submitted by the Purchaser to the Supplier for the supply and procurement of Goods, Software, Services and Complementary Equipment.

1.1.18 Installation

"Installation" means the installation or supervision of System implementation including initial set up of all Goods, Software and Complementary Equipment that fall within the scope of the Contract and are required to complete the operational System as provided for in this Contract, all within the limits of the Supplier's scope of supply.

1.1.19 Progress Report

"Progress Report" means a weekly written report to be submitted to the Purchaser by the Supplier, clearly indicating the progress and status of the work, installation activity or trouble resolution activity at the end of the period.

1.1.20 Test Acceptance Period

"Test Acceptance Period" means, in respect of Goods, Software and Complementary Equipment supplied according to the Purchase Order, a period from the commencement of acceptance testing to the end of acceptance testing when the System is finally accepted.

1.2 Scope of the Contract

1.2.1 Purpose of the Contract

By entering into this Contract, the Purchaser and the Supplier agree on all the terms and conditions applicable to their respective rights and obligations regarding the System and the supply of Goods, Software, Services and Complementary Equipment by the Supplier to the Purchaser.

1.2.2 Appendices and Order of Priority

In addition to this Contract document, the following documents are hereby made part of this Contract:

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Appendices

1. Price List

In case of any discrepancies between the above documents, the text of this Contract shall always prevail over any of the Appendices. Each Appendix shall prevail over the documents referenced in said Appendix. Later made addenda and amendments alter the contents of this Contract only to the extent expressly agreed upon between the parties; all other conditions shall always remain unchanged.

1.2.3 The Supplier's Scope of Supply

The Supplier is obliged to supply to the Purchaser, pursuant to Purchaser's orders issued by the Purchaser, all of the Goods, Software, Services and Complementary Equipment, and to hand over all the Technical Documentation and a) assign the title to the Goods, Services and Complementary Equipment, b) right to use software license pursuant to this Contract.

Supplier shall provide on its own risk and expenses necessary export license or other permissions required in the country of origin and shall see to all customs formalities required for export of goods and its transportation to the destination as set in 2.5.1. Supplier is obliged to inform Purchaser about the need of export license or other permits.

1.2.4 The Purchaser's Obligations

The Purchaser is obliged to pay the price of the Goods, Software, Services and Complementary Equipment Purchased by the Purchaser and supplied by the Supplier under this Contract as stipulated in corresponding Appendix and take over all the Goods, Software (subject to the terms of the software license), Services and Complementary Equipment pursuant to this Contract.

The Purchaser shall obtain at its own risk and expenses all the governmental consents, permits, approvals and licenses necessary for the timely delivery and operation of the System, which may be required in the Slovak Republic and shall see to all customs formalities required for releasing of Goods and Complementary Equipment. The Purchaser shall make available Site in sufficient time to allow for the timely delivery, installation, testing, commissioning and operation of the System. The Supplier shall have during the installation and implementation works free access to the Site at all times (including overtime, Saturdays and Sundays).

2. SECTION

2.1 Use of Contract Documents and Information

The Supplier or the Purchaser shall not, without the prior written consent of the other party, disclose the Contract, or any provision thereof, or any specification, plan, drawing, pattern, sample or any other information furnished by or on behalf of the other party in connection therewith or thereunder whether in written or oral form, to any person other than a person employed by the Supplier or Purchaser or subcontractors awarded under this Contract. The Supplier must obtain nondisclosures from all subcontractors. Disclosure to any such employed person shall be made in confidence and shall extend only so far as may be necessary for purposes of such performance. Confidential information shall not include (i) information that is already publicly available or which becomes publicly available without a breach of this agreement, (ii) was or is independently developed by the receiving party without

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use of any of the disclosing party's confidential information and without breach of this agreement.

Each party shall not, without the other party's prior written consent, make use of any document or information enumerated in Section 2.1. except for the purposes of performing the Contract.

The Supplier shall, upon the Purchaser request, return to the Purchaser such documentation which the Purchaser has submitted to the Supplier for the performance of any Services, after completion or cancellation of such Services.

2.2 Publicity

Neither Supplier nor any of its sub-contractors or agents shall make any announcement or release any information concerning this Contract or the subject matter hereof to the public or to the press or to their suppliers or customers without the prior written consent of the Purchaser. However, the Supplier shall be entitled to include the Purchaser in its customer list.

2.3 Patent Rights

2.3.1 Ownership

Ownership of the copyright in all drawings, specifications, manuals, documents, data, and Software provided by one party to the other under this Contract shall remain with the party first referred to but the receiving party shall be deemed to have a non-exclusive, non-transferable, royalty-free license to use such copyright for the performance of the Contract work as well as for the operation and maintenance of the System in the Slovak Republic. Such license shall not include any right to grant sub licenses. Unauthorized copying shall be strictly prohibited. Without prejudice to the generality of the aforesaid, more specific terms and conditions applicable to the Software have been set forth in Section 4.5.

2.3.2 Indemnification

The Supplier shall indemnify the Purchaser against all third-party claims of infringement of patent trademark or industrial design rights arising from use of the Goods, Software or Complementary Equipment or any part thereof in the Slovak Republic. The Purchaser shall immediately notify the Supplier of any claim of infringement and afford the Supplier with every possibility to, at the Supplier's option (and at no cost to the Purchaser) (i) obtain a license from the owner of the right that is alleged to be infringed, (ii) modify the the Goods, Software or Complementary Equipment that is alleged to be infringing a third party right so that it is no longer infringing; or (iii) remove and refund the purchase price paid by the Purchaser for the infringing Goods, Software or Complementary Equipment using a five year amortization schedule. The Supplier shall also have control over the defense and settlement of any claim of infringement.

The foregoing shall not apply in cases where (and to the extent that) the claim for infringement is based on any unauthorized modification of the Goods, Software or Complementary Equipment, use of the Goods, Software or Complementary Equipment for purposes other than that they were designed for or if the claim is based on interconnecting of the Goods, Software or Complementary Equipment to equipment not supplied by the Supplier. In the event and to the extent that a third party makes a claim of infringement against the Supplier or its affiliates based on the exceptions specified in the foregoing, the Purchaser shall indemnify the Supplier in respect of any cost, loss or damage arising out of such action.

The foregoing states the Supplier's entire liability with respect to the infringement of any third party rights.

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2.4 Packing

2.4.1 Damage Prevention

The Supplier shall provide such packing of the Goods and Complementary Equipment as is required to prevent its damage or deterioration during transit to the Site.

2.4.2 Liability

The Supplier will be held responsible for replacing Goods and Complementary Equipment which are damaged due to improper packaging for shipment.

2.4.3 Bar Coding

All electrical equipment shall be labeled with bar codes. The labeling shall enable the identification of units down to board level. If the Supplier utilizes an existing bar-coding system, its parameters shall be specified (bar-code type, information carried, bar-code size, etc.). The Purchaser prefers numeric bar-coding.

2.5 Delivery and Documents

2.5.1 Delivery Terms

Delivery of the Goods, Software and Complementary Equipment shall be delivered CIP Bratislava (Incoterms 1990) in accordance with the lead times and ordering procedures specified in corresponding Appendix, unless otherwise separately agreed.

2.5.2 Order Acknowledgment

The Supplier shall approve , within fourteen (14) days after receipt of purchase order, by fax or by post every order of the Goods or Software received from the Purchaser. Purchase orders shall contain same terms and conditions as specified in this agreement, unless otherwise agreed to in writing by the parties.

2.5.3 Notification to Purchaser

Upon shipment the Supplier shall notify the Purchaser by a telefax full details of the shipment including Contract number, description of the Goods or Complementary Equipment, quantity, AWB or truck No. and date, port of loading, date of shipment, country of origin, etc. as applicable. Invoice copy and packing list shall be attached to that notice.

2.5.4 Payment Documentation

The following documents shall be submitted for payment:

- original of the Supplier's invoice showing description of the Goods or Complementary Equipment, quantity, unit price, total amount and item number, currency and bank details of the Supplier.

- copies of the negotiable on-board B/L marked freight prepaid and copies of non-negotiable B/L or copies of the air Way Bill, as applicable and as specified in CIP Bratislava Incoterms 1990.

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2.5.5 Insurance

All Goods, Software and Complementary Equipment that fall within the scope of the Purchase Order shall be fully insured by the Supplier in a freely convertible currency against loss or damage up to the agreed point of destination (CIP Bratislava Incoterms 1990).

2.5.6 Insurance Amount

The insurance shall be in an amount equal to 110% of the Contract value of the Goods, Software and Complementary Equipment from "warehouse to warehouse" on an "all risks" basis, including war risk and strike sections.

2.5.7 Enclosures

The Supplier shall enclose an each shipment one original and two copies of the packing list and two copies of the invoice as well as a copy of the manufacturer's or the Supplier's certificate, certificate of origin, EUR1 . To the extent required, the above documents shall be received by the Purchaser before arrival of the Goods.

2.5.8 Manuals

The Supplier shall furnish all detailed operations and maintenance manuals necessary to successfully operate and maintain the supplied System and sub-systems.

2.5.9 Inspection on Arrival

All Goods and Complementary Equipment that fall within the Purchase Order shall be inspected by the Supplier at his own responsibility and cost.

In the event of any transport damage being discovered, the Supplier shall effect replacement delivery as soon as reasonably possible. Minor missing items and shortfalls which do not prevent the erection and installation of the Goods and Complementary Equipment concerned shall not render the delivery concerned as incomplete for the purposes of this Contract on condition that the Supplier makes good such missing items in sufficient time for the proper installation and testing of the Goods, Software and Complementary Equipment at the relevant Site.

2.6 Spare Parts

2.6.1 Price List

The price list for the System has been appended to this agreement as a corresponding appendix to this Contract. A price list for the recommended spare parts has been enclosed as corresponding Appendix to this Contract.

2.6.2 Deliverability

The Supplier warrants that he shall supply, upon the Purchaser's order, spare parts for the Goods for a period of not less than 7 years from the year of delivery of the Goods in question.

In the event production of these spare parts is terminated, the Supplier shall send an advance notification to the Purchaser of the pending termination in sufficient time to permit the Purchaser to procure needed requirements.

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2.7 Other services

2.7.1 Installation

The Supplier shall be responsible for the Installation of all the Goods, Software and Complementary Equipment that falls within the scope of the Purchase Order.

The Purchaser shall, not later than 7 days prior to the scheduled date of starting of the Installation of Goods, Software and Complementary Equipment at each Site, notify the Supplier in writing of the readiness of the Site concerned. The representatives of both Parties shall then inspect the Site within 7 days of the date specified in the Purchaser's notice to ascertain the readiness of such Site for Installation. The results of such Site inspection shall be certified in writing by the representatives of both parties. Minor discrepancies which do not affect the proper Installation, testing and commissioning of the Goods, Software and Complementary Equipment shall not prevent certification of the Site concerned as ready for Installation on condition that the Purchaser shall make good such discrepancies as soon as possible and in any event in sufficient time for the necessary testing and commissioning in accordance with the relevant project time schedule.

Upon completion of the Installation at the Site a certificate to that effect shall be signed by the representatives of both parties. On that certificate there shall be recorded such minor discrepancies observed (if any) that do not prevent the testing and commissioning of the Goods, Software and Complementary Equipment in accordance with the requirements of this Contract.

2.7.2 Training

The Supplier shall conduct the training of the Purchaser's personnel and such additional training that the parties may agree upon. The Purchaser shall bear the cost of travel of the trainees between the Slovak Republic and Supplier's country, accommodation and other living expenses. All other costs, such as costs of training, training material, and travel in Supplier's country shall be included in price of the training.

3. SECTION

3.1 Ordering procedure

The Purchaser may submit orders for the Goods, Software and Services and Complementary Equipment to the Supplier from time to time pursuant to the terms of this agreement.

3.1.1 Purchase Order

In the event the Purchaser wishes to place further orders under this Agreement, the Purchaser shall request the Supplier to provide a quotation. The Supplier shall provide such a quotation within 10 working days of receiving the request from the Purchaser. If the quotation is acceptable to the Purchaser and the Purchaser wishes to make an order, the Purchaser shall submit an Purchase Order conforming with the terms and conditions of this Contract.

Delivery of the ordered HW will be not later than 50 working days from the date of Purchase Order issue.

Delivery of the ordered application SW will be not later than 7 working days from the date of Purchase Order issue on a condition that the application SW is available, otherwise the delivery date will be as stated in the Supplier offer.

Delivery of the ordered SW mailbox licencees will be not later than 7 working days from the date of Purchase Order issue.

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3.1.2 Change Orders

The Purchaser may at any time, subject to allowing for the procedures described below, notify the Supplier in writing of its intention to request a change order. Within 10 days of receiving such a notice, the Supplier shall provide the Purchaser with a quote of the additional costs of implementing such a change order and advise the Purchaser of any delays that may result in related deliveries as a result of the implementation of such a change order. If such additional costs and changes in delivery schedules are agreed to by the Purchaser, the Purchaser shall issue a change order containing provisions reflecting the agreement between the parties within 10 days of receiving the Supplier's reply.

3.2 Payment and Prices

3.2.1 Request for Payment

The Supplier's request(s) for payment shall be made to the Purchaser in writing, accompanied by an invoice, issued in accordance with the tax regulations in force, describing, as appropriate, the Goods, Software and Complementary Equipment delivered and Services performed, and by shipping documents, submitted pursuant to Clause 2.4.3. of this Contract.

3.2.2 Timing of Payments

Payments for the Goods, Software, Services, Complementary Equipment and other deliverables shall be made promptly by the Purchaser according to the following terms, except case when only mailbox licence modules are extended:

- 20% of the total purchase price shall be paid within 30 days of presentation an invoice following Purchase Order
- 30% of the total purchase price shall be paid within 30 days from the presentation an invoice accompanied by AWB documents by fax.
- 30% of the total purchase price shall be paid within 30 days of presentation of an invoice following Ready for Acceptance date.
- 20% of the total purchase price shall be paid within 30 days of presentation of an invoice following Final Acceptance.

In case of mailbox licence module extensions only, payments for mailbox licence modules shall be made promptly by the Purchaser according to the following terms:

- 100% of the total purchase price shall be paid within 30 days of presentation of an invoice following Final Acceptance

Payments shall be considered effectively made when credited to the bank account of the Supplier as specified in the relevant invoice.

In the event of any delay in payments, the Purchaser shall pay interest on the amount delayed at the rate of Libor+3 of the invoice currency per annum for each day elapsed from the due date to the date of actual payment, calculated on the basis of a 360-day year. Any partial payments received shall first be applied to cover accrued interest, if any, and thereafter credited to cover the principal amount outstanding.

3.2.3 Currency

Payment will be made in United States Dollar , unless otherwise agreed between the parties.

3.2.4 Prices

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Prices charged by the Supplier for Goods, Software and Complementary equipment delivered and Services performed under the Contract are specified in corresponding Appendix, unless otherwise agreed by the Purchaser and Supplier.

Prices do not include any customs, duties, value added tax, income taxes or any other assessments that may be levied by authorities in the Slovak Republic. Any such amounts levied, whether withheld at source or otherwise, will be added to the Prices.

3.2.5 Competitive pricing

The Supplier warrants that the prices set forth in this Contract are as favorable to the Purchaser as those extended to its owner affiliated company purchasing or handling like quantities of the Goods and Services, provided by the Supplier under similar conditions, taking into account

o     commercial or political risks
o     quantities
o     ownership structures
o     relevant market

In the event that, prior to complete delivery under this Contract, the Supplier offers the Goods and Services in substantially similar quantities to any customer under similar conditions, taking into account

o     commercial or political risks
o     quantities
o     ownership structures
o     relevant market

at prices lower than those set forth herein, the Supplier shall so notify the Purchaser and the prices of such Goods and Services shall be correspondingly reduced by amendment of the corresponding Appendix to this Contract.

Prices in this sense means "Base Price" prior to applying any bonuses, export tax reduction, turn-over tax exemptions and other reductions based on national Policies.

4. SECTION

4.1 Standards and Tests

4.1.1 Standards

The Goods, Software and Services supplied under this Contract shall at the time of Final Acceptance conform to the standards appropriate to the Purchasers country and such standards shall be the latest issued.

4.1.2 Quality

All the Goods which will be provided by the Supplier under this Contract shall be new, unused, of the most recent or current models and shall meet at the time of Final Acceptance the quality specifications of this Contract.

4.1.3 Factory test

The testing and quality assurance procedures of the Supplier at the manufacturing facilities of Goods and Software are described in corresponding Appendix. The tests shall be performed at the place of manufacture and at the Supplier's cost.

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The Supplier shall provide the factory test protocols with each delivery.

4.2 Acceptance of Goods and Software

4.2.1 Acceptance of Purchase Order

Goods, Software and Complementary Services which fall within the scope of the Purchase Order are Finally accepted in accordance with following procedure:

Acceptance test procedures will be determined by the Supplier. Purchaser has the right to require additional reasonable tests..

During this acceptance test sequence the System should operate according to terms stipulated in the Contract.

If during the Test Acceptance Period the Goods, Software and Complementary Equipment is found to be defective or fail to comply with the parameters stipulated in the Contract or in the Equipment Contract the Purchaser shall reject the acceptance.

Acceptance cannot be rejected due to minor faults which do not in any way materially affect the operation of the System, providing that the Supplier shall, in the reasonably shortest possible time, accomplish all repair.

If during Test Acceptance Period there is a failure due to a cause attributable to the Supplier, the Supplier shall make, without additional charge, all modifications and/or repairs including any replacements which may be necessary to fulfill its contractual obligations.

The Supplier shall document all tests performed, including their outcome, during the Test Acceptance Period. If the System meets the prescribed performance specifications, the Test Acceptance Period will be qualified as successful.

When the Standalone Acceptance Tests, according to corresponding Appendix, are successfully completed, the Goods, Software and Complementary Equipment are considered Standalone Accepted. After VMS standalone tests, or also during them if possible, integration tests towards Purchaser network entities will be provided by Supplier and Purchaser representatives. When the integration acceptance tests, as specified in corresponding Appendix, are successfully completed and the Goods, Software and Complementary Equipment were previously Standalone Accepted, then the Goods, Software and Complementary Equipment are considered Finally Accepted and a Certificate of Final Acceptance is issued by the Purchaser. The System will be deemed to be finally accepted if any part of the System is put into commercial use. In the event the System is put into commercial use prior to completion of the Acceptance Test, the parties will agree on the outstanding issues to include on a punch list. Comverse shall make reasonable efforts to resolve issues on the punch list as soon as possible. The deemed acceptance of the System after the System has been put into commercial use shall not relieve Comverse from completing acceptance testing of the System.If the Final Acceptance Certificate is not issued by Purchaser within ten working days of Final accepting the Goods, Software and Complimentary Equipment, the supplier has the right to issue the Final Acceptance Certificate.

When two measurement results differ, when applicable, the Supplier will be required to satisfy the Purchaser of test results. Any reasonable additional costs to satisfy the Purchaser will be born by the Supplier. Upon Final Acceptance the warranty period will begin.

Nothing in this Section shall in any way release the Supplier from any warranty or other obligations.

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4.3 Post Sale Warranty and Guarantee Support

4.3.1 Hardware Warranty

The Supplier warrants that the Goods supplied under the Contract are new, unused, of the most recent or current models and incorporate all recent improvements in design and materials. The Supplier further warrants that all Goods supplied under this Contract shall for a period of twenty four (24) months as of Final Acceptance have no defects arising from design, materials or workmanship of the Supplier, that may develop under normal use of the supplied Goods in the Purchasers country.

The Supplier shall be relieved from the above responsibilities if it can substantiated that the defects or deficiencies are the consequence of conditions for which the Purchaser or his representatives are responsible, such as inadequate storage, making unauthorized repairs and neglecting or disregarding operations and maintenance guidelines or making unauthorized modifications of the equipment.

To the extend not otherwise provided for above, the procedures and conditions contained in corresponding Appendix , shall apply.

The Supplier guarantees the correctness and completeness of all plans, technical information and documents to be supplied under this Contract.

4.3.2 Software Warranty

The Supplier warrants that Software supplied under the Contract shall be free of defects for period of twenty four (24) months from the date of Final Acceptance. To the extend not otherwise provided for above, the procedures and conditions contained in corresponding Appendix, shall apply.

4.3.3 Interfaces

The Supplier guarantees that the System will be free from any fundamental design defects, which seriously affects the performance of the System as well as any epidemic and/or systematic faults during a period of twenty four months from the date of Final Acceptance of Goods or Software supplied under the Purchase Order.

The Supplier shall be responsible for meeting the interface requirements towards Purchaser's GSM network.

The Supplier guarantees, the time schedule and other relevant terms and conditions, that it will meet any other interface requirements, that maybe required for interconnection to the GSM network entities.

Furthermore, the Supplier will cooperate with the Purchaser in interfacing the System to the Purchaser's overall network management system. The aim of this co-operation is to mutually find interface solutions that will make the Supplier's operations as effective as possible. In order to achieve this, a mutual agreement of the interfaces and their availability shall be accomplished. The implementation of such interfaces should be done according to the time schedule agreed upon in such mutual agreement. The Supplier will upon request provide interface information that is readily available to the Purchaser for evaluation purposes of management software only. The information accessible by means of these interfaces includes but is not limited to all readily available information which is accessed by management software provided or offered by the Supplier.

4.3.4 Future Supplies

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In consideration of the award of this Contract the Supplier shall, during a minimum period of ten (10) years commencing from the date of this Contract:

o guarantee the availability of further supplies of the Goods and Software, as modified from time to time, and spare and repair parts therefor manufactured by the Supplier at fair and reasonable prices, delivery periods therefor and substantially on the same terms and conditions hereof to the Purchaser and enter into contracts therefore; and
o guarantee the availability of skills and resources, at fair and reasonable prices and performance periods therefor, to the Purchaser for the provision of all necessary support services in relation to the Goods and Software supplied under this Contract.

This Section shall in no way bind the Purchaser to order any particular part of quantity of spare parts from the Supplier.

4.3.5 Post Sale Warranty and Guarantee

Unless otherwise agreed, the warranties given in Clause 4.3, Post Sale Warranty and Guarantee Support, constitute the only warranty and obligations made by Supplier with respect to the Goods and Software and are in lieu of all other warranties, expressed or implied, including but not limited to implied warranties of merchantability and fitness for a particular purpose.

4.4 Software License

The Purchaser is hereby granted a non-exclusive, non-transferable irrevocable (within the terms and conditions of this contract), paid up and royalty free, license to use the Software for operation and maintenance of the Goods, which license shall be restricted as provided in this Section. The Supplier shall permit the Purchaser, without further charge, to use and copy for backup purposes only any Software furnished under this Contract or under any related maintenance agreement in the operation and maintenance of the System.

The Purchaser agrees that, notwithstanding its rights to use the Software in accordance with this license, that the Software provided by the Supplier under this Contract or any renewals, extensions, or expansions thereof, or in implementation of any of the foregoing, shall be treated as the exclusive property of the Supplier and as proprietary and a trade secret of the Supplier.

The Purchaser shall not provide or make the Software or any portions or aspects thereof (including any methods or concepts utilized therein) available to any person except to its employees on a "need to know" basis.

The Purchaser is not allowed to modify, decompile, translate, adapt, arrange or error correct or make any other alteration of the Software.

The Supplier modifications or changes to the Software which permit additional features or services will be made available to the Purchaser.

Nothing in this Section shall limit the Supplier's warranties under Section 4.4.

The Purchaser and any successor to the Purchaser's title to the System shall have the right to assign this license to any other party which acquires the System, provided any such other party agrees in writing to abide by the terms and conditions of this license and subject to the written approval of the Supplier, which approval shall not be unreasonably withheld.

Notwithstanding anything in this Contract to the contrary, it is understood that the Purchaser is receiving no title or ownership rights to the Software, which rights shall remain with the Supplier.

The obligations of the Purchaser under Section 4.5., shall survive the termination of this Contract for any reason.

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4.5 Supplier Year 2000 warranty

Supplier represents and warrants that the Software, Hardware, Services, Products will be made to record, store, process, calculate and present calendar dates falling on and after {and if applicable, spans of time including} Jan. 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with functionality, data integrity and performance, as the [Software, Hardware, Services, Products] records, stores, processes, calculates and presents calendar dates on or before Dec. 31, 1999, or calculates any information dependent on or relating to such dates; Supplier represents and warrants that the [Software, Hardware, Services, Products] will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000.

4.6 Liquidated Damages

4.6.1 Delays in Supplier's Performance

Delivery of the Goods, Software and Complementary Equipment shall be made by the Supplier in accordance with the orders submitted to the Supplier pursuant to the Clause 3.1. of this Contract.

Delay by the Supplier in the performance of its delivery obligations shall render the Supplier liable to pay liquidated damages specified in Section 4.6.2.

If at any time during performance of the Contract, the Supplier or its Subsuppliers shall encounter conditions impeding the timely delivery of the Goods, Software and Complementary Equipment the Supplier shall promptly notify the Purchaser in writing of the fact of the delay, its likely duration and its cause(s). If the Supplier neglects to provide this notification, the Supplier shall have no right to refer to Force Majeure circumstances.

4.6.2 Failure to Deliver

Subject to Section 4.6.1. if the Supplier, due to reasons attributable to the Supplier, fails to deliver any or all of the Goods and Complementary Equipment within the time period(s) specified in the relevant project time schedule, the Supplier shall pay from the Contract Price, as liquidated damages, a sum equivalent to 0.5 percent of the price of the delayed Goods, Complementary Equipment or unperformed Services for each full week of delay in the scheduled date of Final Acceptance until actual date of Final Acceptance up to a maximum payment of 10 % of the price of delayed Goods, Complementary Equipment or Services. Once the maximum is reached, the Purchaser may terminate this Contract in accordance with Section 6.3.3.

The Purchaser may claim liquidated damages even where it has not suffered any damage. The liquidated damages shall be the sole remedy available to the Purchaser for any delays in delivery and installation of the Goods, Software, and Complementary Equipment.

5. SECTION

5.1 Performance

5.1.1 Unexpected Events

Should any unexpected event occur in the course of the execution of the Contract, the Supplier shall immediately report it to the Purchaser in a form deemed appropriate under the actual circumstances and submit this report in a written form within three (3) working days of the occurrence of such event.

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5.1.2 Access

Any representatives of the Purchaser shall have reasonable access to the premises where the Goods is being manufactured and to all technical information relevant to the Contract for the purpose of monitoring the nature and progress of the Supplier's undertakings. The Supplier shall ensure that this Section shall apply also to all of the Supplier's sub-contractors or suppliers, any such visits as are required being coordinated through the Purchaser's and Supplier's project managers.

The Supplier shall furnish to the Purchaser's project manager such copies of orders, specifications, drawings and documents as he may reasonably require to perform quality assurance oversight.

5.1.3 Quality Management

The Supplier shall be certified as compliant with the quality management defined by the ISO 9000 Series Standards.

5.1.4 Written Progress Report

The Supplier shall submit, in writing, Progress Reports to the Purchaser or his Representative on the progress of the work on a monthly basis. The Progress Report shall contain a detailed exhibit of the current state of the work, and shall be in accordance with the schedule, format, content and quantities separately agreed upon between the parties.

5.1.5 Site Visits

The Purchaser or his representative shall have the right to visit, at any time, the Site to monitor the progress of the work and to instruct the Supplier to submit an extraordinary Progress Report if the execution of the Contract does not meet any requirement or shows delay as compared to the Project Schedule.

5.2 Responsibility for the Goods, Software and Complementary Equipment

5.2.1 Title

Title to the Goods and Complementary Equipment shall pass to the Purchaser upon delivery of the Goods and Complementary Equipment .

5.2.2 Risk of Loss or Damage

Risk of loss or damage to the Goods, Software and Complementary Equipment which fall within the scope of the Purchase Order shall pass to the Purchaser upon delivery of the relevant Goods, Software and Complementary Equipment.

5.2.3 Purchasers Negligence

Under sub-section 5.2.2. above the Supplier shall not be liable for the loss of or damage to the Goods, Software and Complementary Equipment caused by the negligence of officers, agents, subcontractors or employees of the Purchaser or his authorized representative acting within the scope of their employment.

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6. SECTION

6.1 Covenant to Employ

The Purchaser and the Supplier agrees that during the period of time beginning with the execution of this Contract and ending two years after the first Final Acceptance under this Contract, neither party shall offer employment to any individual employed by the other parties involved in providing engineering, installation, optimization, maintenance and/or warranty service for the System. If at any time, this provision is found to be overly broad under the laws of an applicable jurisdiction, this provision shall be modified as necessary to conform to such laws rather than be stricken here from. Notwithstanding the above, the parties may mutually agree to waive this provision on a case-by-case basis. This Section shall not apply between the Supplier and any of its affiliated companies that may be involved in the above mentioned activities.

6.2 Force Majeure

6.2.1 Grounds for Relief

The following circumstances beyond the control of the parties are to be regarded as grounds for relief if they occur after the date of signature of this Contract, or if they occurred before the date of signature of this Contract and the consequences thereof could not have been foreseen before the said date and performance of this Contract is thereby prevented or delayed, such as:

- natural disasters, such as lightning, earthquake, flood, hurricane, wind and the like;
-     fires, explosion, epidemics;
-     acts of governments;
- war and other hostilities (whether war be declared or not), invasion, acts of foreign enemies, mobilization, requisition or embargo;
- rebellion, revolution, insurrection, military or usurped power, civil war and terrorist activity;
-     riot, commotion or disorder,
-     strikes.

6.2.2 Resolution

To gain the right to adduce grounds for relief as above, the party prevented to render performance under this Contract shall notify the other party in writing that a circumstance as aforesaid has arisen. Such notice shall be given without unreasonable delay after the party has realized that a circumstance which can be adduced as a ground for relief is in existence. Said notice shall also indicate the expectable delay in fulfilling the contractual obligations of the party, if it can be assumed at that time.

When a ground for relief ceases to exist, the other party shall be notified accordingly and shall also be informed, if possible, as to when measures that were postponed by reason of the ground for relief will be implemented.

The Supplier shall be obliged to reduce any delay caused by a Force Majeure event and shall re-commence the delivery of the Goods and Software without any further delay after having been instructed by the Purchaser to do so, provided the Force Majeur event no longer prevents or impedes the supplier's ability to do so.

If a delay in performance, due to a reason caused by a Force Majeure event, as aforesaid, lasts for a period of more than 4 (four) months, the parties shall negotiate the suitable modification of this Contract. In case the parties cannot come to an agreement, within 15 (fifteen) days from the expiration of said 4
(four) months period either party shall be entitled to serve upon the other party a 1 (one) month notice to terminate the Contract.

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If at the expire of such 1 (one) month period the Force Majeure event will still continue the Contract shall, by virtue of this Section, terminate.

In this case the sums payable to the Supplier by the Purchaser in respect of the delivered Goods and Software shall be the same as that would have been payable under this Contract.

6.2.3 Confirmation

Confirmation of the Force Majeure event shall be obtained through a registered letter from the appropriate Chamber of Commerce.

6.3 Term and Termination

6.3.1 Term of the Contract

The term of this Contract shall commence upon the Effective Date and shall continue in effect until terminated as provided for herein and shall apply to the supply and procurement of the Goods and Software which are ordered by the Purchaser not later than December 31, 2001. The term of this Agreement shall be automatically renewed for successive one (1) year (after the expiration date) terms unless terminated by either Party in writing not later than one (1) months prior to the expiration of the current term.

6.3.2 Termination for Convenience

The Purchaser may terminate performance of the work under this Contract in whole, or, from time to time, in part, upon providing 3 months reasoned written notice, if it is determined that termination is in the Purchaser's interest. The Purchaser shall terminate by delivering to the Supplier a 3 months written notice of termination specifying the extent of termination and the effective date. The Purchaser will accept all the Goods, Software and Complementary Equipment and Services ordered prior to the termination.

6.3.3 Termination for Default

Either party may, subject to the provisions of Section 6.4.11. below, by written notice to the other party, terminate all or any part of this Contract if the other party is in a material breach of its undertakings under this Contract and has failed to remedy such breach within a period of sixty (60) days (or such longer period as the non-defaulting party may authorize in writing) as of receipt of notice of the non-defaulting party specifying the breach and requiring the same to be remedied. A termination shall only apply to such part of Contract which remain unperformed at the time of termination.

6.3.4 Termination for Insolvency

Either party may at any time terminate the Contract by giving written notice to the other party without compensation to party last referred to, should the party last referred to become bankrupt or otherwise insolvent, provided that the party last referred to does not cure such failure within a period of sixty days (or such longer period as the terminating party may authorize in writing) and such termination will not prejudice or affect any right of action or remedy which has accrued or will accrue thereafter to the terminating party.

6.3.5 Suppliers Obligations

After receipt of a Notice of Termination according Clause 6.3.2., unless directed otherwise by the Purchaser, the Supplier shall immediately proceed with the following obligations, regardless of determining or adjusting amounts due under this Clause:

- stop work as specified in the Notice; and

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- place no further orders for materials, services or facilities.

6.3.6 Purchaser's Obligations

After receipt of a Notice of Termination according Clause 6.3.2., the Purchaser shall pay the Supplier all payments due as of the date of termination as well as all direct and indirect expenses and labour and material costs incurred as of the date of termination, legally unavoidable amounts due to and to beocme due from the Supplier with respect to subcontracts entered into and obligations incurred prior to termination, normal overhead expense allocable to work performed to the date of termination, together with an amount representing 10% of the price of the Purchase Orders that have been cancelled. Direct and Indirect costs for the purpose of this clause shall be determined in accordance with the Supplier's regular accounting procedures.

6.3.7 Purchaser's Recourse

In the event the Purchaser terminates this Contract in whole or in part as provided in paragraph 6.3.3. above and 6.4.11below, the Purchaser may, upon returning any Goods, Software or Complementary Equipment which has failed to pass acceptance or put into service, request a refund of the purchase price paid for such Goods, Software or Complementary Equipment.

The Supplier shall in no event be liable to the Purchaser under any provision of this Agreement for loss of production, loss of use, loss of business, loss of data or revenue or for any special, indirect, incidental or consequential damages, whether or not the possibility of such damages could have been reasonably foreseen.

6.4 General Provisions

6.4.1 Licenses, Permits, etc.

The Supplier shall be responsible for procuring all licenses, permits and approval certificates necessary for the execution of the scope of work defined in the corresponding Appendix, and any other licenses and permits whatsoever, which may be required in the country of origin of any materials and equipment to be exported to the Slovak Republic.

6.4.2 Purchaser Assistance

The Purchaser shall provide all reasonable assistance to the Supplier to avoid any delay in this process, however, this shall not relieve the Supplier from his obligations under this or any other Section of this Contract.

6.4.3 Taxes and Duties of a Foreign Supplier

The Supplier shall be entirely responsible for all taxes, stamp duties, license fees and other such levies imposed outside the Purchaser's country.

The Purchaser shall be responsible for all taxes, custom duties, stamp duties, license fees and other such levies imposed inside or upon importation into the Slovak Republic.

6.4.4 Temporary Imported Equipment

The Supplier shall be responsible for making all arrangements associated with the importation on a temporary admission basis, of tools, machinery and/or equipment necessary for the execution of this Contract.

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All such arrangements shall be made by the Supplier and are the Supplier's exclusive responsibility, including prolongation, if necessary, of such temporary admission and provision of insurance coverage for such items and their maintenance while they are in the Slovak Republic as well as their return to the country of origin.

Supplier's undertakings as specified in this Contract are subject to procurement of any necessary export

6.4.5 Corruption

The Purchaser shall be entitled to terminate the Contract if the Supplier shall have offered or given or agreed to give to any person any gift or consideration of any kind as an inducement or regard for doing or forbearing to do, or for having done of forborne to do, any action in relation to the obtaining or execution of this Contract, or for showing or forbearing to show favor or disfavor to any person in relation to this or any other contract with the Purchaser, or if the like acts shall have been done by any person employed by the Supplier or acting on his behalf (whether with or without the knowledge of the Supplier) which could impair or could be perceived to impair the Purchaser business. The Supplier shall also be required to inform the Purchaser, prior to the signing of the contract, of any and all Broker fees, commissions, sales bonuses etc. paid to any entity or person that is not a direct employee of the Supplier, including the name of the entity paid and the services performed. The Supplier acknowledges the existence of and is in compliance with the United States Foreign Corrupt Practices Act.

6.4.6 Survival of Provisions

If any provision of this Contract is held to be unenforceable for any reason, it shall be adjusted, rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event all other provisions of this Contract shall be deemed valid and enforceable to the full extent possible.

6.4.7 Waiver

Waiver of any term or condition of this Contract by the Purchaser or the Supplier shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Contract.

6.4.8 Notices

All notices, requests, demands and other communications made in connection with this Contract shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered by hand or by telex or telecopy, or three days after mailing by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

a)    If to the Supplier, to:

Comverse Network Systems ltd.
29 Habarzel St.
Tel Aviv, Israel

----------

b)    If to the Purchaser, to:

      EuroTel Bratislava,a.s.

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      Karpatska 8
      811 05 Bratislava
      SLOVAKIA

----------

or to such other address as either party may notify to the other party in accordance with the procedure set forth above.

6.4.9 Entire Agreement

This Contract, including Appendices hereto, and the orders submitted by the Purchaser to the Supplier according to 3.1.1. of this Contract contain all of the terms and conditions agreed upon by the parties relating to the purchase of the Goods, Software, Complementary Equipment and Services from the Supplier and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, in respect of the subject matter.

6.4.10 Export Regulations

Suppliers undertakings as specified in this Contract are subject to procurement of any necessary export/re export licenses and that such licenses are not withdrawn prior to the performance of the relevant undertaking.

6.4.11 Assignment

Neither Supplier or Purchaser shall assign, in whole or in part his rights to be executed and obligations to be performed under this Contract except with prior written consent of the other, which consent shall not be unreasonably withheld.

6.4.12 Subcontracts

The Supplier shall notify the Purchaser in writing of all material subcontracts awarded under this Contract if not already specified in the Contract. Such notification shall not relieve the Supplier from any liability or obligation under the Contract.

6.4.13 Exclusions

Except with respect to defaults of subcontractors at any tier, the Supplier shall not at any time be liable to the Purchaser for any excess costs if the failure to perform the Contract arises out of causes specified in clause 6.2.1. If the failure to perform is caused by the default of a subcontractor and if such default arises out of causes beyond the control of both the Supplier and subcontractor without the fault or negligence of either, the Supplier shall not be liable to the Purchaser for any excess costs for failure to perform unless the supplies or Services to be furnished by the subcontractor were obtainable from other sources in sufficient time and on reasonable terms to permit the Supplier to meet the required delivery schedule.

6.4.14 Exclusion of Indirect and Consequential Damages

Neither party (nor its affiliates) shall under any circumstances be liable for any special, indirect, consequential or incidental damages or lost profits, lost opportunities, lost revenues or damages arising from loss of use howsoever arising under or in connection with this Contract.

In no event will the Supplier's laibility for any damages arising from or in connection with this Agreement, whether in an action based on contract, tort (including negligence) or any other legal theory exceed the purchase price paid by the Purchaser for Goods, Software, and

EuroTel Bratislava, a.s.                                            CONFIDENTIAL

Complementary Equipment pursuant to the relevant Purchase Order amortized on a straight line basis over five years from the date of sale.

No action, regardless of form, arising out of any alleged breach of this Contract or obligations under this contract may be brought by either Party more than (4) four years after the cause of action has occurred.

A party suffering loss or damages shall take all reasonable measures to limit such loss of damage.

6.5 Applicable Law

6.5.1 Applicable Law

The Contract shall be governed, construed and interpreted in accordance with the laws of the Austria and any difference or dispute arising out of relating to this Contract shall be resolved in accordance with Austrian Law.

6.6 Resolution of Legal Disputes

6.6.1 Informal Negotiation

The Purchaser and the Supplier shall endeavor to resolve amicably by direct informal negotiation any disagreement or dispute arising between them under or in connection with the Contract.

If, after thirty (30) days from the commencement of such informal negotiations, the Purchaser and the Supplier have been unable to resolve amicably a Contract dispute, either party may refer the dispute to be settled through arbitration or by such other means as the parties may agree.

6.6.2 Arbitration

All disputes, differences or questions between the parties with respect to any matters arising out of or relating to the contract shall be finally settled under the ICC Rules of Conciliation and Arbritration of the International Chamber of Commerce in Vienna, by three (3) arbitrators appointed in accordance with the same rules. The proceedings shall be carried out in English.

6.6.3 Binding Arbitration

The decision of the Arbitration Court shall be issued in writing and shall be binding on both Parties.

6.6.4 Language

This Contract is written in English language. The Contract shall be executed in two English printouts each of which will be deemed to be an original. Supplier and Purchaser shall both receive one original.

IN WITNESS WHEREOF this Contract has been signed by the duly authorized representatives of each party hereto.

EuroTel Bratislava, a.s.                                            CONFIDENTIAL

By: Mr. Jozef Barta - CEO/Procurist     By: Mr.Sharon David - CEE Regional
                                            Director

Date:                                   Date:

Place:                                  Place:


By: Mr. Thomas Cancro-CFO/Procurist     By: Mr. Tiran Akler - Account Manager

Date:                                   Date:

Place:                                  Place:

EuroTel Bratislava, a.s.                                            CONFIDENTIAL

Annex 1 to Framework contract for the supply and procurement of services and complementary equipment.

                                                                            USD
Infinity v3.0 base                                                        15,142
MMU 8500 base                                                             15,000
30 port digital trunk module E1                                            9,600
8 port line processor module                                              10,080
MSU 8500 base                                                             18,000
MSU 8500 - redundant unit                                                 18,000
MSU 8500 - SW to Support Redundancy                    per each R-MSU      6,000
Internal Switch Option (ICS)                           per MMU             2,400
HDD 250 hours - HW                                                         6,400
Storage licence 50 hours                                                   7,200
HSBN up to 180 ports                                                       5,904
HSBN upgrade 480 ports                                                    17,696
HSBN upgrade for > 480 ports                                               4,896
Voice prompt development                                                  10,000
SS7 call control server                                                   24,000
SS7 base SW licence                                                       20,000
SS7 signalling link module                                                 8,000
SS7 4links SW licence                                                      8,000
SS7 SW capaciy upgr.licence - for each add. 50KBHCA    per add 50kBHCA    30,000
Trilogue manager DEC HW&SW model 60 redundancy                           106,512
Trilogue manager 60 disk mirroring                                         7,459
TRILOGUE Mgr OMAP SW licence 30 ports                                      3,600
TRM Management &Alarm Package                          per add MSU's       6,000
Activity Loging Package                                per add MSU's       3,000
Host Interface for Administration                      per add MSU's       3,000
Host Interface for Alarms                              per add MSU's       3,000
Alarm processor base (Infinity v3.0), SW                                  18,000
Alarm processor licence per 30 ports                                         300
Disk mirroring kit (SW&HW)                                                 3,900
HDD 250 hours - HW                                                         6,400
Host interface for Admin&reports (CMISE over X.25)                        55,000
GenLogue Infinity SW                                                       1,800
Mailbox licence module (2,500)                                             1,500
VoiceLogue Package (call ans, voice msg'g, virt tel)   per add MSU's       1,200
Multiple Greetings                                     per add MSU's       1,200
Family mailbox                                         per add MSU's       6,000
Call Return - initial MSU                              per add MSU's      24,000
Call Return - additional MSU                           per add MSU's      12,000
FaxLogue Package (virt fax, never busy fax)            per add MSU's       1,200
GenLogue Package (Audiotext, VoiceForms)               per add MSU's       1,500
FAX Logue Infinity SW per 30 ports                                         1,500
2 port fax interface module                                                1,800
Dynamic fax allocation per non-fax port                                      240

Spares
MMU/MSU 8500 base small spare kit                                         12,000
HSBN  - spares kit                                                         6,705
Spare kit for TRM60                                                        6,843
Spare kit add-on TRM60 redundant                                           8,261
SS7 call control server - spares kit                                      12,000

                               [LOGO [ILLEGIBLE]]

                                STATE OF ISRAEL
                               ASSESSING OFFICER
                             FOR LARGE ENTERPRISES
                           (Income Tax Property Tax)

9 May, 1999
Efrat Future Technology Ltd.
23, Habarzel St.
Ramat Hahayal
Tel Aviv

Gentelmen,

Pursaunt to your request, we hereby confirm that for the year 1999, the company is an Israeli resident for tax purpose and is a corporation of according to Israeli legislation and its file number with the income tax authorities is:
510958168.

Sincerely,


/s/ Eli Gilbai
Eli Gilbai adv/(c.p.a.)

Deputy to the Chief Assessing Officer For Large Enterprises

                                STATE OF ISRAEL
                                ASSESSING OFICER
                             FOR LARGE ENTERPRISES
                             TEL AVIV MIGDAL SHALOM

                               [LOGO [ILLEGIBLE]]

                                STATE OF ISRAEL
                               ASSESSING OFFICER
                             FOR LARGE ENTERPRISES
                           (Income Tax Property Tax)

9 May, 1999
Efrat Future Technology Ltd.
23, Habarzel St.
Ramat Hahayal
Tel Aviv

Gentelmen,

Pursaunt to your request, we hereby confirm that for the year 1999, the company is an Israeli resident for tax purpose and is a corporation of according to Israeli legislation and its file number with the income tax authorities is:
510958168.

Sincerely,


/s/ Eli Gilbai
Eli Gilbai adv/(c.p.a.)

Deputy to the Chief Assessing Officer For Large Enterprises

                                STATE OF ISRAEL
                                ASSESSING OFICER
                             FOR LARGE ENTERPRISES
                             TEL AVIV MIGDAL SHALOM

                                              [LOGO OF COMVERSE NETWORK SYSTEMS]

                     Declaration of legal structure change

We hereby declare that the following changes occurred in the legal structure of Comverse Technology Inc. (CTI) as of 1 Feb 99:

Until 1 Feb 99, Efrat Future Technology Ltd. (Eft) was a fully owned subsidiary of Comverse Technology Inc. (CTI) as was Comverse Network Systems Inc. (CNSI). As of 1 Feb 99, CTI became a holding company and Eft changed its name to Comverse Network Systems Ltd. (CNSL) and became a fully owned subsidiary of CNSI, which remains a fully owned subsidiary of CTI.


/s/ Ailon Michaely

Ailon Michaely
Chief Finance Officer

25-May-99

                     [LETTERHEAD OF KLEINHENDLER & HALEVY]

To Whom it May Concern:

                                                             July 18, 1999
                                                        Our File: 181.16.1

            Re: Comverse Network Systems Ltd. (the "Company")

We, as counsel to the Company, hereby certify that to the best of our knowledge, the Company is in good standing and there are no pending or threatened bankruptcy procedures, receivership or liquidation proceedings involving the Company.

                                        Sincerely,


                                        /s/ Amir Halevy

                                        Amir Halevy, Adv.
                                        Kleinhendler and Halevy, Adv.